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                                  EXHIBIT 99.1


MARTIN INDUSTRIES ANNOUNCES COMPLETION OF ASSET SALE TO MONESSEN

Florence, AL (March 5, 2003) - Martin Industries, Inc. (OTCBB: MTIN.) announced today that it has completed the sale of its operating assets including certain intellectual property to Monessen Hearth Systems Company for a purchase price of approximately $3.7 million. The proceeds from the sale received by Martin will be used to pay down secured bank debt owed to its primary lender. The sale has been approved by the United States Bankruptcy Court for the Northern District of Alabama in Decatur, Alabama. Martin filed for bankruptcy protection under Chapter 11 on December 27, 2002, and has operated as debtor-in-possession since that time. Effective with the close of the sale, Martin will no longer be an operating entity. The Company's current purchase orders from customers have been transferred with the sale to Monessen. The real estate of Martin was not included in the assets sold to Monessen; however, under the asset purchase agreement, Martin will lease its manufacturing facility in Athens, Alabama to Monessen for a period of at least one year. Martin is in the process of seeking a buyer for that property, as well as all of the other real estate owned by Martin, subject to the approval of the Bankruptcy Court. Martin also anticipates seeking approval from the Bankruptcy Court of a plan of liquidation, which Martin anticipates filing by the end of the first quarter.

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the Company's intention to sell its real property and the need for the Bankruptcy Court's approval of any such sale and the filing of a plan of liquidation with the Bankruptcy Court and the Bankruptcy Court's approval of such a plan. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the Bankruptcy Court will approve a plan of liquidation submitted by the Company, that the Company will find one or more buyers for its real property and its other remaining assets, or that the Bankruptcy Court will approve any such sales. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 1, 2002. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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